Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated January 31, 2020, with respect to the combined financial statements of Mountaineer Park, Inc., IOC-Cape Girardeau, LLC, and IOC-Caruthersville, LLC, incorporated by reference in the Registration Statements (Form S-8 No. 333-216669 and Form S-3 No. 333-218282) of Century Casinos, Inc.

/s/ Ernst & Young LLP

Las Vegas, Nevada

February 18, 2020